Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2022 Results

NEW YORK, NY, August 3, 2022 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the quarter ended June 30, 2022.

Q2 2022 FINANCIAL HIGHLIGHTS

•$11.48 Book Value per share as of June 30, 2022 compared to $13.68 as of March 31, 2022(1)
•$11.15 Adjusted Book Value per share as of June 30, 2022 compared to $13.37 as of March 31, 2022(1)
◦Decrease of 16.6% from March 31, 2022
◦Quarterly economic return on equity of (15.0)%(2)
•$(2.27) and $0.08 of Net Income/(Loss) and Core Earnings per diluted common share, respectively(3)
•$0.21 dividend per common share

MANAGEMENT REMARKS

"The negative impact to our book value this quarter was driven by mark to market unrealized losses on our warehoused loan portfolio as a result of historically wide spreads. However, this challenging market environment also provides us with an improved investment opportunity which we are well positioned to take advantage of," said David Roberts, Chief Executive Officer. "Our in-place infrastructure gives us the ability to continue growing our portfolio into higher yielding assets through both Arc Home and other origination partners, paving the way for us to remain active in the securitization market and deliver attractive long-term returns for our shareholders."

"During the second quarter, we remained focused on reducing our warehouse exposure and completed two securitizations," said TJ Durkin, President. Mr. Durkin added, "We balanced deploying capital into both target assets as well as accretive share repurchases and we expect to continue transitioning collateral into securitizations providing attractive equity returns to support our earnings growth."

INVESTMENT AND FINANCING HIGHLIGHTS

•$4.1 billion Investment Portfolio as of June 30, 2022 compared to $3.7 billion as of March 31, 2022(4)(5)
◦Purchased Non-Agency Loans with a fair value of $336.0 million and Agency-Eligible Loans with fair value of $262.1 million during the quarter
◦Sold Agency RMBS for proceeds of $209.2 million
◦Subsequent to quarter end, purchased Non-Agency and Agency-Eligible loans with an unpaid principal balance totaling $347.1 million and have a current pipeline of $492.5 million
•$3.4 billion of financing as of June 30, 2022 compared to $3.3 billion as of March 31, 2022(4)(5)
◦$2.5 billion of non-recourse financing and $0.9 billion of recourse financing as of June 30, 2022
◦Executed a rated Non-Agency Loan securitization of $524.8 million of unpaid principal balance and a rated Agency-Eligible Loan securitization of $425.5 million of unpaid principal balance during the quarter, converting financing from recourse financing with mark-to-market margin calls to non-recourse financing without mark-to-market margin calls
•2.7x Economic Leverage Ratio as of June 30, 2022 and March 31, 2022(6)
•1.1% Net Interest Margin(7)
•$94.2 million of total liquidity as of June 30, 2022
◦Consisted of $88.6 million of cash and $5.6 million of unencumbered Agency RMBS

STOCK REPURCHASE PROGRAM

•Utilized the remaining capacity under our 2015 common stock repurchase program to repurchase 1.4 million shares of common stock for $11.0 million, representing a weighted average cost of $7.70 per share
•On August 3, 2022, the Company’s Board of Directors approved a $15.0 million common stock repurchase program. The Board’s authorization does not have an expiration date and permits the Company to repurchase its shares through various methods, including open market repurchases, privately negotiated block transactions and Rule 10b5-1 plans. The

Company may repurchase shares of its common stock from time to time in compliance with SEC regulations and other legal requirements. The extent to which the Company repurchases its shares, and the timing, manner, price, and amount of any such repurchases, will depend upon a variety of factors including market conditions and other corporate considerations as determined by the Company’s management, as well as the Company’s repurchase program limits and its liquidity and business strategy. The common stock repurchase program does not obligate the Company to acquire any particular amount of shares and may be modified or discontinued at any time.

INVESTMENT PORTFOLIO

The following summarizes the Company’s Investment Portfolio as of June 30, 2022(4)(5) ($ in millions):

	Fair Value	Weighted Average Yield	Financing	Cost of Funds(a), (8)	Percent of Fair Value	Percent of Equity(9)
Residential Investments(b)	$3,670.0	4.6%	$3,388.4	3.3%	89.7%	94.2%
Agency RMBS	420.9	8.0%	13.1	2.2%	10.3%	5.8%
Total	$4,090.9	4.6%	$3,401.5	3.5%	100.0%	100.0%
(a) Total Cost of Funds shown includes the costs from our interest rate hedges. Cost of Funds as of June 30, 2022 excluding the cost of our interest rate hedges would be 3.3%.
(b) As of June 30, 2022, the table above excludes our investment in Arc Home and includes fair value of $59.9 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $39.5 million of Non-QM Loans, $7.5 million of Re/Non-Performing Loans, and $12.9 million of Land Related Financing.

FINANCING PROFILE

The following summarizes the Company’s financing as of June 30, 2022(5) ($ in millions):

	Securitized Debt			Warehouse Financing	Financing on Agency
	Non-Agency	Agency-Eligible	RPL/NPL			Total
Amount	$1,552.2	$702.4	$213.2	$920.6	$13.1	$3,401.5
Cost of Funds(8), (a)	3.3%	3.4%	3.1%	3.3%	2.2%	3.5%
Advance Rate	90%	90%	71%	81%	61%	N/A
Available Borrowing Capacity(b)	N/A	N/A	N/A	$1,864.4	N/A	$1,864.4
Recourse/Non-Recourse	Non-Recourse	Non-Recourse	Non-Recourse	Recourse	Recourse	73% Non-Recourse 27% Recourse
(a) Total Cost of Funds shown includes the costs from our interest rate hedges. Cost of Funds as of June 30, 2022 excluding the cost of our interest rate hedges would be 3.3%.
(b) The borrowing capacity under our residential mortgage loan warehouse financing arrangements is uncommitted by the lenders.

ARC HOME UPDATE(10)

•Arc Home continues to focus its origination efforts on Non-Agency Loans(a):
◦Competitive advantage in creating assets to support MITT’s securitization business
◦MITT purchased loans with an unpaid principal balance of $300.3 million from Arc Home during the second quarter 2022 and $678.1 million year to date
◦Cash of $17.1 million, along with Arc Home's $88.8 million MSR portfolio that is largely unlevered, provides Arc Home with a strong liquidity position
◦2022 Non-Agency originations forecast of $1.5 billion to $2.0 billion
•Arc Home generated an after-tax net loss of $(2.8) million in the second quarter primarily resulting from declines in origination volumes and gain on sale margins during the quarter, offset by changes in the fair value of Arc Home's mortgage servicing right portfolio
◦MITT's portion of the after-tax net loss was $(1.3) million, prior to removing any gains on loans acquired by MITT from Arc Home which approximated $1.8 million during the second quarter of 2022(b)
•As of June 30, 2022, the fair value of MITT’s investment in Arc Home was calculated using a valuation multiple of 0.96x book value as compared to 1.01x book value as of March 31, 2022
◦The decrease in fair value on MITT's investment in Arc Home approximated $2.7 million

(a) Non-Agency includes Non-QM Loans, QM Loans, Jumbo Loans, and Agency-Eligible Loans. Agency-Eligible Loans are loans that conform with GSE underwriting guidelines but are sold to Non-Agency investors, including MITT.

(b) MITT eliminates any gains or losses on loans acquired by MITT from Arc Home from the "Equity in earnings/(loss) from affiliates" line item and decreases or increases the cost basis of the underlying loans accordingly resulting in unrealized gains or losses, which are recorded in the "Net unrealized gains/(losses)" line item on the Company's consolidated income statement.

MITT KEY STATISTICS

($ in millions, except per share data)	June 30, 2022
Investment Portfolio(4)	$4,090.9
Total financing(5)	3,401.5
Non-recourse financing	2,486.8
Recourse financing	914.7
Total Economic Leverage(6)	1,309.3
Stockholders’ equity	478.7
GAAP Leverage Ratio	7.0x
Economic Leverage Ratio(6)	2.7x
Book value per share(1)	$11.48
Adjusted Book value per share(1)	$11.15
Dividend per share	$0.21

The below table provides a summary of our second quarter activity impacting book value as well as a reconciliation to adjusted book value ($ in thousands, except per share data).

	Amount	Per Diluted Share(3)
3/31/22 Book Value(1)	$327,178	$13.68
Common dividend	(4,723)	(0.21)
Net repurchases of common stock	(10,953)	0.29
Core earnings	1,805	0.08
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	(1,771)	(0.07)
Net realized gain/(loss)	308	0.01
Net unrealized gain/(loss)	(46,351)	(1.98)
Dollar roll (income)/loss(a)	(3,343)	(0.14)
Transaction related expenses and deal related performance fees	(3,957)	(0.18)
6/30/22 Book Value(1)	$258,193	$11.48
Change in Book Value	(68,985)	(2.20)

6/30/22 Book Value(1)	$258,193	$11.48
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.33)
6/30/22 Adjusted Book Value(1)	$250,674	$11.15
(a) TBA dollar roll income/(loss) is the economic equivalent of net interest carry income on the underlying Agency RMBS TBAs over the roll period (interest income less implied financing cost).

DIVIDENDS

On May 2, 2022, the Company's Board of Directors (the "Board") declared a second quarter dividend of $0.51563 per share on the 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), $0.50 per share on the 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), and $0.50 per share on the 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"). The dividends were paid on June 17, 2022 to preferred stockholders of record as of May 31, 2022.

On June 15, 2022, the Board declared a second quarter dividend of $0.21 per share of common stock that was paid on July 29, 2022 to common stockholders of record as of June 30, 2022.

The Company announced that on August 3, 2022 the Board declared third quarter 2022 preferred stock dividends as follows:

In accordance with the terms of its Series A Preferred Stock, the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its Series B Preferred Stock, the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its Series C Preferred Stock, the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on September 19, 2022 to preferred shareholders of record on August 31, 2022.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s second quarter earnings conference call on August 3, 2022 at 5:00 p.m. Eastern Time. The stockholder call can be accessed by dialing 1 (866) 374-5140. International callers should dial 1 (404) 400-0571. The PIN is 77658383#.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q2 2022 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available on August 3, 2022 through September 3, 2022. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=F5ED9BC3-AC12-4071-B0F9-771F7C8D5B05&LangLocaleID=1033. The replay passcode is EV00136248.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading privately-held alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a privately-held alternative investment firm founded in November 1988. The firm currently manages approximately $50 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 600 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

 FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; whether challenging market conditions will provide us with improved investment opportunities we anticipate or at all; our ability to continue to grow our residential investment portfolio, including our ability to consummate transactions in our pipeline on the terms or timeframe anticipated, or at all; our ability to invest in higher yielding assets through Arc Home, other origination partners or otherwise; our levels of liquidity, including whether our liquidity will sufficiently enable us to continue to deploy capital within the residential whole loan space as anticipated or at all; the impact of market, regulatory and structural changes on the market opportunities we expect to have, and whether we will be able to capitalize on such opportunities in the manner we anticipate; the impact of recession on our business and ability to execute our strategy; whether we will be able to generate liquidity from additional opportunistic liquidations in our Re/Non-performing loan portfolio; our portfolio mix, including levels of Non-Agency and Agency mortgage loans; our ability to manage warehouse exposure as anticipated or at all; our levels of leverage, including our levels of recourse and non-recourse financing; our ability to execute securitizations, including at the pace anticipated or at all; our ability to achieve our forecasted returns on equity on warehoused assets and post-securitization, including whether such returns will support earnings growth; changes in our business and investment strategy; our ability to grow our adjusted book value; our ability to predict and control costs; changes in inflation, interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; the impact of interest rate changes on our asset yields and net interest margin; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; the timing and amount of stock repurchases, if any; our capitalization, including our ability to opportunistically exchange preferred stock; expense levels, including levels of management fees; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its ability to increase its product offerings; Arc Home’s ability to continue driving growth in Non-Agency originations; the composition of Arc Home’s portfolio, including levels of MSR exposure; levels of leverage on Arc Home’s MSR portfolio; our percentage allocation of loans originated by Arc Home; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic or market conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments and Agency RMBS; our levels of Core Earnings; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in our filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of June 30, 2022, unless otherwise indicated.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Core Earnings, Investment Portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-Investment Portfolio related assets and liabilities to our Investment Portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Management believes that this non-GAAP information, when considered with our GAAP financial statements, provides supplemental information useful for investors to help evaluate our financial performance. However, management also believes that our definition of Core Earnings has important limitations as it does not include certain earnings or losses our management team considers in evaluating our financial performance. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	June 30, 2022	December 31, 2021
Assets
Securitized residential mortgage loans, at fair value - $293,441 and $119,947 pledged as collateral, respectively	$2,802,227	$1,158,134
Residential mortgage loans, at fair value - $761,937 and $1,469,358 pledged as collateral, respectively	768,174	1,476,972
Real estate securities, at fair value - $55,495 and $444,481 pledged as collateral, respectively	61,137	514,470
Investments in debt and equity of affiliates	82,243	92,023
Cash and cash equivalents	88,575	68,079
Restricted cash	52,075	32,150
Other assets	25,206	20,900
Total Assets	$3,879,637	$3,362,728

Liabilities
Securitized debt, at fair value	$2,467,766	$999,215
Financing arrangements	902,171	1,777,743
Dividend payable	4,723	5,021
Other liabilities	26,312	10,369
Total Liabilities	3,400,972	2,792,348
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $227,991 aggregate liquidation preference	220,472	220,472
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 22,490 and 23,908 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	225	239
Additional paid-in capital	785,610	796,469
Retained earnings/(deficit)	(527,642)	(446,800)
Total Stockholders’ Equity	478,665	570,380

Total Liabilities & Stockholders’ Equity	$3,879,637	$3,362,728

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2022	June 30, 2021
Net Interest Income
Interest income	$39,410	$14,228
Interest expense	23,173	5,294
Total Net Interest Income	16,237	8,934

Other Income/(Loss)
Net interest component of interest rate swaps	(2,583)	(1,573)
Net realized gain/(loss)	308	4,374
Net unrealized gain/(loss)	(46,351)	9,685
Total Other Income/(Loss)	(48,626)	12,486

Expenses
Management fee to affiliate	1,958	1,667
Other operating expenses	3,823	2,981
Transaction related expenses	3,735	1,885
Servicing fees	1,012	672
Total Expenses	10,528	7,205

Income/(loss) before equity in earnings/(loss) from affiliates	(42,917)	14,215

Equity in earnings/(loss) from affiliates	(5,806)	1,278
Net Income/(Loss)	(48,723)	15,493

Gain on Exchange Offers, net	—	114
Dividends on preferred stock	(4,586)	(4,689)

Net Income/(Loss) Available to Common Stockholders	$(53,309)	$10,918

Earnings/(Loss) Per Share of Common Stock (a)
Basic	$(2.27)	$0.70
Diluted	$(2.27)	$0.70

Weighted Average Number of Shares of Common Stock Outstanding (a)
Basic	23,457	15,595
Diluted	23,457	15,595
(a)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on loans, real estate securities, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition, disposition, or securitization of our investments, (iii) accrued deal-related performance fees payable to third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, and (vi) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (vi) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition, disposition, or securitization of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income/(loss) or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended June 30, 2022 and 2021 is set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2022	June 30, 2021
Net Income/(loss) available to common stockholders	$(53,309)	$10,918
Add (Deduct):
Net realized (gain)/loss	(308)	(4,374)
Net unrealized (gain)/loss	46,351	(9,685)
Transaction related expenses and deal related performance fees	3,957	2,024
Equity in (earnings)/loss from affiliates	5,806	(1,278)
Net interest income and expenses from equity method investments(a)(b)	(4,035)	2,539
(Gains) from Exchange Offer, net	—	(114)
Dollar roll income/(loss)	3,343	—
Core Earnings	$1,805	$30
Core Earnings, per Diluted Share(c)	$0.08	$—
(a) For the three months ended June 30, 2022 and 2021, $2.3 million or $0.10 per share and $(1.5) million or $(0.10) per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core Earnings per diluted share, net of deferred tax expense. Additionally, for the three months ended June 30, 2022 and 2021, $(2.7) million or $(0.12) per share and $(0.1) million or $(0.01) per share, respectively, of unrealized changes in the fair value of our investment in AG Arc were excluded from Core Earnings.
(b) Core income or loss recognized by AG Arc does not include our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. For the three months ended June 30, 2022 and 2021, we eliminated $1.8 million or $0.07 per share and $1.4 million or $0.09 per share of intra-entity profits recognized by Arc Home, respectively, and also decreased the cost basis of the underlying loans we purchased by the same amount.
(c) All per share amounts for all periods presented have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

The components of Core Earnings for the three months ended June 30, 2022 and 2021 is set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2022	June 30, 2021
Net Interest Income	$17,897	$13,166

MITT’s After-Tax Share of Arc Home Net Income	(1,253)	(1,133)
Less: Gains on loans sold to MITT(a)	(1,758)	(1,430)
Less: MSR MTM gains / deferred tax benefit(b)	(2,344)	1,510
Arc Home Core Earnings to MITT	(5,355)	(1,053)

Net interest component of interest rate swaps	(2,583)	(1,573)
Dollar roll income/(loss)	3,343	—
Hedge Income/(Expense)	760	(1,573)

Management fee to affiliate	(1,958)	(1,667)
Other operating expenses	(3,941)	(3,482)
Servicing fees	(1,012)	(672)
Dividends on preferred stock	(4,586)	(4,689)
Operating Expense	(11,497)	(10,510)

Core Earnings	$1,805	$30
Core Earnings, per Diluted Share(c)	$0.08	$—
(a) Core Earnings excludes our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. We eliminated such gains recognized by Arc Home and also decreased the cost basis of the underlying loans we purchased by the same amount.
(b) Core Earnings excludes unrealized gains in the fair value of Arc Home’s net mortgage servicing rights and corresponding derivatives, net of any deferred tax benefit.
(c) All per share amounts for all periods presented have been adjusted to reflect the one-for-three reverse stock split.

Footnotes

(1)    As of June 30, 2022, book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million) as the numerator. As of June 30, 2022, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million) as the numerator.
(2)    The economic return on equity represents the change in adjusted book value per share during the period, plus the common dividends declared over the period, divided by adjusted book value per share from the prior period.
(3)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(4)    The Investment Portfolio at period end consists of the net carrying value of our Residential Investments, Agency RMBS, and, where applicable, any long positions in TBAs, including mortgage loans and securities owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments and Agency RMBS are held at fair value. Refer to footnote 5 for more information on the GAAP accounting for certain items included in our Investment Portfolio.
(5)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our Investment Portfolio and the related financing, we have presented this information inclusive of (i) mortgage loans and securities owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(6)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter end. Total Economic Leverage at quarter end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(7)    Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for our Investment Portfolio, which excludes cash held.
(8)    The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter end, (ii) the weighted average funding costs on non-recourse financing arrangements outstanding at quarter end, and (iii) the weighted average of the net pay rate on our interest rate swaps outstanding at quarter end. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements.
(9)    We allocate our equity by investment using the fair value of our Investment Portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-Investment Portfolio related assets and liabilities to our Investment Portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(10)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $50.2 million as of June 30, 2022, representing a 44.6% ownership interest.